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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77I
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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                           SUB-ITEM 77I(b) and 77Q1(d)


SMALL-MID CAP GROWTH TRUST


                              INVESTMENT OBJECTIVE

         The investment objective of the Small-Mid Cap Growth Trust is to seek long-term growth of capital.


                               INVESTMENT POLICIES

Navellier Management Inc. ("NMI") manages the Small-Mid Cap Growth Trust. NMI seeks to achieve this investment objective by investing principally in equity securities of fast growing companies that offer innovative products, services, or technologies to a rapidly expanding marketplace.

         The Small-Mid Cap Growth Trust will invest principally in (a) common stocks or (b) in securities convertible into common stocks or securities carrying rights or warrants to either purchase common stock or to participate in earnings. The portfolio's investments are focused on securities of small to mid capitalization sized companies, currently defined as companies with $2 billion to $10 billion in market capitalization at the time of purchase by the portfolio.

   In selecting investments, NMI utilizes a dynamic and objective, "bottom-up" quantitative screening process designed to identify and select inefficiently priced growth stocks with superior returns compared to their risk characteristics. The investment process focuses on several variables including, but not limited to:

-        earnings growth,

-        reinvestment rate,

-        profit margin expansion,

-        return on equity and,

-        "reward/risk ratios"

         Investments are made primarily in securities listed on national securities exchanges, but the Small-Mid Cap Growth Trust may purchase securities traded in the U.S. over-the-counter market. The Small-Mid Cap Growth Trust may invest in the following types of foreign securities:

-        U.S. dollar denominated obligations of foreign branches of U.S. banks,

- securities represented by ADRs listed on a national securities exchange or traded in the U.S. over-the-counter market,

- securities of a corporation organized in a jurisdiction other than the U.S. and listed on the New York Stock Exchange or NASDAQ, and

- securities denominated in U.S. dollars but issued by non U.S. issuers under U.S. Federal securities regulations (for example, U.S. dollar denominated obligations issued or guaranteed as to principal or interest by the Government of Canada or any Canadian Crown agency).


                          TEMPORARY DEFENSIVE INVESTING

         To meet redemption requests or pending investment of its assets or during unusual market conditions, the Small- Mid Cap Growth Trust may place all or a portion of its assets in fixed income securities, and cash and cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.


SMALL-MID CAP TRUST
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                              INVESTMENT OBJECTIVE

         The investment objective of the Small-Mid Cap Trust is to achieve long-term capital appreciation, with dividend income as a secondary consideration.


                               INVESTMENT POLICIES

         Kayne Anderson Rudnick Investment Management, LLC ("Kayne Anderson Rudnick") manages the Small-Mid Cap Trust. Kayne Anderson Rudnick pursues this investment objective by investing principally in common stocks of small and mid cap companies that the subadviser believes are of high quality. (Small and mid cap companies are companies whose market cap does not exceed the market cap of the largest company included in the Russell 2500 Index at the time of purchase by the portfolio.)

         Kayne Anderson Rudnick may also invest, from time to time, in securities convertible into common stock, or rights or warrants to subscribe for or purchase common stocks. Investments are made primarily in securities listed on national securities exchanges, but the Small-Mid Cap Trust may also purchase securities traded in the United States over-the-counter market.

         The portfolio will seek to maintain an average market capitalization that is the same as the simple (not-weighted) average market capitalization of the companies in the Russell 2500 Index.

         In selecting equity securities, Kayne Anderson Rudnick uses a screening process it believes identifies high-quality companies. The quality criteria includes:

-        Market dominance

-        Rising free cash flow

-        Shareholder-oriented management

-        Strong, consistent profit growth

-        Low-debt balance sheet

The screening process identifies companies that meet Kayne Anderson Rudnick's criteria of quality. The portfolio managers then fundamentally analyze these securities. This research involves study of competitive industry conditions, discussions with company management, spreadsheet analysis, and valuation projections. Proprietary analytical tools compare expected rates of return of each equity security in the universe. In deciding whether to purchase a security, the portfolio managers appraise a company's fundamental strengths and relative attractiveness based on its expected return.

         The portfolio generally holds at least 25 to 35 securities, which are diversified by industry. The security selection discipline seeks to avoid over-concentration in any single sector or company.


                          TEMPORARY DEFENSIVE INVESTING

         To meet redemption requests or pending investment of its assets or during unusual market conditions, the Small-Mid Cap Trust may place a portion of its assets in cash and cash equivalents. To the extent a portfolio is in a defensive position, the ability to achieve its investment objective will be limited.

INTERNATIONAL EQUITY SELECT TRUST


                              INVESTMENT OBJECTIVE

This investment objective of the International Equity Select Trust is to seek long-term capital appreciation.


                               INVESTMENT POLICIES

Lazard Asset Management ("Lazard") manages the International Equity Select Trust. Lazard seeks to obtain this investment objective by investing primarily in equity securities, principally American Depository Receipts and common stocks, of relatively large non-U.S. companies with market capitalizations in the range of the Morgan Stanley Capital International (MSCI) Europe, Australia and Far East(R) Index that Lazard believes are undervalued based on their earnings, cash flow or asset values.

The Portfolio will generally invest at least 80% of its total assets in equity securities, including American Depository Receipts, of companies located in at least three different foreign countries. The allocation of the Portfolio's assets among geographic sectors may shift from time to time based on Lazard's judgment and its analysis of market conditions. However, Lazard currently intends to invest the Portfolio's assets primarily in companies based in developed markets. The portfolio manager typically sells a stock when it is no longer
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considered a value company, appears less likely to benefit from the current market and economic environment, shows deteriorating fundamentals or falls short of Lazard's expectations.


                          TEMPORARY DEFENSIVE INVESTING

To meet redemption requests or pending investment of its assets or during unusual market conditions, the International Equity Select Trust may place all or a portion of its assets in cash or cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.


SELECT GROWTH TRUST


                              INVESTMENT OBJECTIVE

The investment objective of the Select Growth Trust is to seek long-term growth of capital.


                               INVESTMENT POLICIES

Roxbury Capital Management, LLC ("Roxbury") manages the Select Growth Trust. Roxbury seeks to obtain this objective by investment primarily in large cap equity securities. Roxbury defines large cap equity securities as securities of companies with at least $2 billion in market cap. The portfolio may also invest up to 20% of its assets in mid cap securities and in securities of any market cap where Roxbury believes there are prospects significant appreciation in the price of the security (for example, in corporate restructurings).

Roxbury's investment approach combines growth stock investing with a proprietary valuation discipline with the goal of creating portfolios of high quality companies with the potential for high return and prudent control of risk.

Roxbury's investment philosophy is built upon three fundamental principles.

1.       Quality Companies

History has shown that only a few companies dominate their industries year after year and consistently build wealth for shareholders. Unique business models or franchises allow these companies to generate cash flow significantly in excess of the capital required to run their businesses and often correspond with increased market share, expanding margins and visionary management. Companies that exhibit such characteristics offer earnings predictability, a margin of safety and solid performance in volatile markets. Roxbury will seek to choose securities of such companies for the Select Growth Trust.

2.       Growth Criteria

Roxbury's investment approach is based on their belief that, over time, stock prices follow earnings growth. Therefore, Roxbury seeks companies that can generate sustainable earnings and cash flow growth significantly higher than market averages.

3.       Valuation Discipline

Roxbury's investment approach is also based on their belief that valuation multiples, such as price/earnings ratios, are lagging indicators of wealth creation, and thus have only limited application to their investment selection process. Roxbury focuses on Return on Invested Capital (ROIC), which measures a company's ability to generate excess free cash flow. ROIC enables Roxbury to compare the fundamental strength of a business relative to its current stock price to find attractively prices securities.


                          TEMPORARY DEFENSIVE INVESTING

To meet redemption requests or pending investment of its assets or during unusual market conditions, the Select Growth Trust may place all or a portion of its assets in cash or cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.

GLOBAL EQUITY SELECT TRUST
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                              INVESTMENT OBJECTIVE

The investment objective of the Global Equity Select Trust is to seek long-term capital appreciation.


                               INVESTMENT POLICIES

Lazard Asset Management ("Lazard") manages the Global Equity Select Trust. Lazard seeks to obtain this investment objective by investing primarily in equity securities, including American and Global Depository Receipts and common stocks, of relatively large U.S. and non-U.S. companies with market capitalizations in the range of the Morgan Stanley Capital International (MSCI) World(R) Index that Lazard believes are undervalued based on their earnings, cash flow or asset values.

The portfolio generally invests at least 80% of its total assets in equity securities, including American and Global Depository Receipts, of companies located in at least four different countries, including the United States. The allocation of the portfolio's assets among geographic regions may shift from time to time based on the Lazard's judgment and its analysis of market conditions. The portfolio manager typically sells a stock when it is no longer considered a value company, appears less likely to benefit from the current market and economic environment, shows deteriorating fundamentals or falls short of Lazard's expectations.


                          TEMPORARY DEFENSIVE INVESTING

To meet redemption requests or pending investment of its assets or during unusual market conditions, the Global Equity Select Trust may place all or a portion of its assets in cash or cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.


REAL ESTATE SECURITIES TRUST


                              INVESTMENT OBJECTIVE

         The investment objective of the Real Estate Securities Trust is to seek to achieve a combination of long-term capital appreciation and current income."


                               INVESTMENT POLICIES

         Cohen & Steers Capital Management, Inc. ("Cohen & Steers") manages the Real Estate Securities Trust. Cohen & Steers seeks to attain this objective by investing, under normal market conditions, substantially (at least 65% of total assets) in equity securities of real estate companies. These equity securities include:

-        Common stocks (including REIT shares);

-        Rights or warrants to purchase common stocks;

- Securities convertible into common stock where the conversion feature represents, in Cohen & Steer's view, a significant element of the securities' value; and

-        Preferred stocks.

         A real estate company is one that: (a) derives at least 50% of its revenues from the ownership, construction, financing, management or sale of commercial, industrial, or residential real estate, or (b) has at least 50% of its assets in such real estate.

         The portfolio may invest without limit in shares of real estate investment trusts ("REITs"). REITs pool investors' funds for investment primarily in income producing real estate or real estate related loans or interests. A REIT is not taxed on income distributed to shareholders if, among other things, it distributes to its shareholders substantially all of its taxable income (other than net capital gains) for each taxable year. As a result, REITs tend to pay relatively higher dividends than other types of companies and the portfolio intends to use these REIT dividends in an effort to meet the current income goal of its investment objective. REITs are not taxed on income distributed to shareholders provided they comply with the requirements of the Internal Revenue Code.

         REITs can generally be classified as Equity REITs, Mortgage REITs and Hybrid REIT. Equity REITs invest the majority of their assets directly in real property and derive income primarily from the collection of rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both Equity REITs and Mortgage REITs. The portfolio invests primarily in Equity REITs.
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         In making investment decisions on behalf of the portfolio, Cohen &
Steers relies on a fundamental analysis of each company. Cohen & Steers reviews each company's potential for success in light of the company's current financial condition, its industry position, and economic, and market conditions. Cohen & Steers evaluates a number of factors, including growth potential, earnings estimates and the quality of management.

         The portfolio may invest up to 10% of its total assets in securities of foreign real estate companies.


Temporary Defensive Investing

         To meet redemption requests or pending investment of its assets or during unusual market conditions, the Real Estate Securities Trust may place all or a portion of its assets in investment grade fixed income securities, including cash or short-term debt securities, without regard to whether the issuer is a real estate company. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.


CORE VALUE TRUST


                              INVESTMENT OBJECTIVE

         The investment objective of the Core Value Trust is to seek long-term capital appreciation.


                               INVESTMENT POLICIES

         Rorer Asset Management, LLC ("Rorer") manages the Core Value Trust. Rorer seeks to achieve the portfolio's objective by investing the portfolio's assets, under normal market conditions, primarily in equity and equity-related securities of companies with market capitalization greater than $1 billion at the time of purchase. Rorer seeks to select securities for the portfolio which it believes to be undervalued relative to the stock market in general.

         The Rorer approach to stock selection starts with a quality universe of those stocks that are included in the S&P 500 Index and the Russell 1000 Index that are U.S. domiciled, have five years of trading history and a market capitalization in excess of $1 billion. These companies are subjected to a rigorous quantitative screening process designed to filter out a list of potential purchase candidates based on two factors: attractive valuation and earnings momentum. The valuation methodology identifies the equities of those companies trading below historic valuation norms relative to the market as defined by the S&P 500. The earnings momentum measure identifies those companies, which are experiencing upward estimate revisions from the analytical community and, thereby, have the best potential to provide positive earnings.

         Buy: After the screening process is complete, fundamental and economic analysis is performed on those 75-100 companies, which meet the valuation, earnings momentum and portfolio guidelines. This fundamental analysis is extensive in scope and rigorous in its discipline. The analysis of each company's fundamentals, including interest rate and business cycle analysis and trading liquidity, is always considered as a whole before the time of purchase.

         Sell: The Rorer sell process is highly disciplined. In its implementation, it seeks to realize substantial profits after they have been earned or, conversely, to conserve capital when circumstances so dictate. Specifically, an upside price objective is established at the time of purchase. This price target is set at a level that the stock is reasonably expected to achieve within an 18-24 month time frame. Alternatively, a stock will be sold if its fundamentals fail to meet expectations or if its position exceeds our industry and position weighting limits.

         Portfolio Design: The foregoing research process results in a portfolio of approximately 30-40 companies. In addition, exposure in any single industry is generally limited, under normal market conditions, to approximately 20% of the total value of the portfolio.


                          TEMPORARY DEFENSIVE INVESTING

         To meet redemption requests or pending investment of its assets or during unusual market conditions, the Core Value Trust may place all or a portion of its assets in cash or cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited. The Core Value Trust seeks to maintain no more than 10% of its assets in cash or cash equivalents during normal market conditions and it anticipates that no more than 5% of its assets will be invested in cash or cash equivalents under normal market conditions.


HIGH GRADE BOND TRUST
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                              INVESTMENT OBJECTIVE

         The investment objective of the High Grade Bond Trust is to seek to maximized total return, consistent with the preservation of capital and prudent investment management.


                               INVESTMENT POLICIES

         Allegiance Capital, Inc. ("Allegiance") manages the High Grade Bond Trust. Allegiance seeks to attain the portfolio's investment objective by investing primarily (at least 80% under normal market conditions) in investment grade, fixed income securities of varying maturities. Investment grade fixed income securities include, but are not limited to:

                  - Securities issued or guaranteed as to principal or interest by the U.S. Government or its agencies or instrumentalities, including mortgage-backed securities such as GNMA, FNMA and FHLMC pass through certificates (U.S. Government Obligations"),

                  - U.S. domestic corporate bonds rated Baa or higher by Moody's or BBB or higher by S&P (or securities of comparable quality as determined by Allegiance),

                  - Commercial mortgage-backed securities and asset-backed securities rated Aaa or higher by Moody's or AAA or higher by S&P (or securities of comparable quality as determined by Allegiance).

         In managing the portfolio, Allegiance expects to maintain an average duration of five to six years. (Duration is a mathematical calculation widely used by fixed income managers to measure the potential volatility of individual fixed income securities and/or a portfolio of fixed income securities, to changes in the level of interest rates.) Variations in this range will generally be based on Allegiance's perception of current trends for the U.S. economy and the level of U.S. interest rates.

         In managing the portfolio, Allegiance may allocate the portfolio assets to several of the various sectors of the fixed income market including those listed above. Adjustments among these sectors will be made based on the trends of spread movements in the yields of each sector to the yield of the U.S. Treasury securities. As the spread in yields of sectors widens to the level of yield for U.S. Treasuries, those sectors may be removed or reduced in size within the portfolio. For those sectors in which their spread in yields to the yield of U.S. Treasuries narrows, those sectors may be increased in size as a component in the portfolio.

         In managing the portfolio, Allegiance will determine the mix of maturities of securities purchased by the portfolio in order to attempt to maintain an average portfolio duration of five to six years. Maturities of securities for a particular duration will vary depending on changes (or perceived changes) in the slope of the yield curve for U.S. securities. The slope of the yield curve will generally flatten (narrow as to the difference in yield of 2-year to 30-year Treasury issues) when the Federal Reserve is raising interest rate levels (or the perception of a need to raise interest rates exists). In such a case, the maturities of securities will be adjusted to a barbell of short and long maturity issues, with the average duration being in the five to six year range. The slope of the yield curve will generally steepen (widen as to the difference in the yield of 2-year to 30-year Treasury issues) when the Federal Reserve is easing interest rates (or the perception of the need to ease interest rates exists). In such a case, the maturities of securities will generally be focused intermediate issues in the three-year to ten-year range.


                          TEMPORARY DEFENSIVE INVESTING

To meet redemption requests or pending investment of its assets or during unusual market conditions, the High Grade Bond Trust may place all or a portion of its assets in cash or cash equivalents. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.